UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

WESTERN URANIUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	000-55626	98-1271843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700-10 King Street East, Toronto, Ontario, Canada	M5C 1C3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 564-2870

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Western Uranium Corporation (“Western” or the “Company”) has entered into a letter of intent (”LOI”) with Pinon Ridge Corporation (“Pinon Ridge”) for use of its ablation mining technology at the permitted uranium recovery facilities at the Pinon Ridge Mill site. The LOI provides for the processing of all of Western’s ore produced by its mines in the region at the mill site to produce U308 and vanadium utilizing both the application of ablation mining technology and traditional milling techniques, at a cost to be determined in a definitive agreement. The Pinon Ridge Mill license is held by Pinon Ridge Resources Corporation, a wholly owned subsidiary of Pinon Ridge. The LOI is subject to the signing of a definitive agreement between the parties, which is contemplated to be completed on or before March 1, 2017.

The LOI provides for Western to make a deposit payment to Pinon Ridge on or before December 1, 2016, and pay all Pinon Ridge pre-development costs incurred going forward. The terms of the definitive agreement will provide for a formula agreed between the parties to determine how Pinon Ridge will be reimbursed for previously paid pre-development costs incurred prior to the signing of the LOI. All pre-development costs to be paid prior to the signing of a definitive agreement by Western will be restricted to the payment and/or reimbursement of arm’s length transactions paid to third parties subsequent to January 1, 2014, less the initial deposit payment. The terms of the definitive agreement will set out a formula to fairly compensate each party for their respective contributions.

Pinon Ridge is a Colorado corporation. George Glasier, who is the President and CEO and a director of Western, is a director, the sole officer, and a principal owner of Pinon Ridge. Russell Fryer, who is a director of Western, is a director and a principal beneficial owner of Pinon Ridge through Baobab Asset Management LLC. Andrew Wilder, who is a director of Western, is a beneficial owner of Pinon Ridge through Bedford Bridge Fund LLC.

Item 8.01. Other Events.

Recently, a letter was received by the Colorado Department of Public Health and the Environment (“CDPHE”) dated October 16, 2016 from the United States Nuclear Regulatory Commission (the “NRC”). The NRC letter purports to address the CDPHE’s June 20, 2016 request for the NRC’s opinion as to whether waste produced from the ablation process is considered by-product material if the waste does not contain hazardous materials or radioactive materials at concentrations above background and whether the CDPHE can enact new regulations for uranium ablation technology and remain compatible with the NRC’s regulatory program.

Western assumes that the NRC has reviewed the latest detailed technical and regulatory analysis provided to CDPHE by Black Range Minerals (“Black Range”), a wholly owned subsidiary of Western, and other information related to uranium ablation previously provided to the NRC. Apparently as a result of this process, the NRC has now provided an unsupported advisory opinion (the “Advisory Opinion”) on the requested matters relating to the production of U308 utilizing ablation mining technology—an Advisory Opinion with which Western’s expert regulatory counsel do not agree. NRC’s unsupported advisory opinion recommends that ablation technology, when used at a conventional uranium mining site for the purpose of recovering uranium source material should be regulated as a “milling” operation, which carries its own set of regulatory requirements under NRC and CDPHE regulations but are well-understood by the uranium recovery industry. The Advisory Opinion tries to distinguish between recovery of source material primarily for the source material content which generates by-product material and side-stream recovery of source material—that is recovery of source material while pursuing some other purpose. Accordingly, this Advisory Opinion does not address the potential application of ablation technology to mine remediation for the primary purpose of cleanup of abandoned ore stockpiles, mine waste or other materials containing uranium. Nevertheless, this Advisory Opinion also recognizes that exemptions to certain “milling” regulatory requirements could be appropriate due to the benign nature of the non-uranium bearing sands produced after ablation is completed on uranium-bearing ores. A final determination will be made by the CDPHE considering the NRC Advisory Opinion, the Colorado public meeting process, and the CDPHE regulatory and evaluation framework. Notice of the determination by the CDPHE is expected in due course. This process was initiated in July 2015, by Black Range’s submission of information and request that the CDPHE make a regulatory determination. Black Range subsequently was acquired by Western in September 2015.

A news release issued by Western regarding these developments on November 3, 2016 has been filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 3, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2016	WESTERN URANIUM CORPORATION

	By:	/s/ Robert Klein
Robert Klein Chief Financial Officer

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